Exhibit 10.1

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

Certain information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) dated as of February 27, 2026 (the “Effective Date”), is entered into between Pierre Fabre Medicament Sas a corporation organized under the laws of France (“PFM” and or “Licensor”), with a place of business at les Cauquillous, 81500 Lavaur, and Licensor’s Affiliate, Pierre Fabre Pharmaceuticals, incorporated under the laws of Delaware and having its registered office at Suite 701B, 500 Plaza Drive, Secaucus, NJ 07094 (“PFP”) and Eton Pharmaceuticals, Inc., a Delaware corporation (“Eton” and/or “Licensee”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010. Each of PFM, PFP, and Eton may be referred to individually as a “Party” or “party” and collectively as the “Parties” or “parties.”

WHEREAS, PFM is engaged in the development, manufacture and the commercialization of the Product (as defined herein) worldwide.

WHEREAS, Eton has expertise in commercializing pharmaceutical products in the Territory (as defined herein)

WHEREAS, PFM desires to enter into a relationship with Eton wherein Eton will have the right to manufacture and commercialize the Product in the Field (as defined herein) in the Territory, pursuant to the terms of this Agreement, and Eton desires to obtain such right, in each case, on the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.	DEFINITIONS.

For the purposes of this Agreement, the following terms have their respective meanings set forth below, and grammatical variations of such terms have corresponding meanings:

1.1     “Accounting Standards” means, with respect to Licensor, IFRS and/or GAAP, and with respect to Licensee, GAAP.

1.2     “Action” means any action, cause of action, claim, complaint, charge, suit, examination, demand, inquiry, investigation, audit, indictment, litigation, hearing, mediation, arbitration or other proceeding, whether civil, criminal, administrative, judicial or investigative, formal or informal, whether at law or in equity, and whether private or public, including by or before any Governmental Entity.

1.3     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

1.4.     “ANDA Litigation” means any action, suit, proceeding, claim, arbitration, or other dispute arising out of or relating to (a) any Abbreviated New Drug Application filed under 21

U.S.C. § 355(j) referencing the Product or any Generic thereof, or (b) any allegation of infringement under 35 U.S.C. § 271(e)(2) relating to the Product or the Licensed Patent Rights, including any appeals, oppositions, post-grant proceedings, settlement agreements, consent judgments, or related government inquiries.

1.5     “API” means the active pharmaceutical ingredient propranolol, including any salt, free acid/base, solvate, hydrate, stereoisomer, enantiomer, polymorphic form, co-crystalline form, amorphous form, and chelate thereof (including propranolol hydrochloride).

1.6     [information redacted]

1.7     “Business Days” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York or France are authorized or required by law to remain closed.

1.8     “Calendar Year” means any twelve (12) month period commencing on January 1st.

1.9     [information redacted]

1.10     “cGMP” means the principles detailed in the United States Current Good Manufacturing Practices (21 C.F.R. §§ 200, 211 and 600).

1.11     “Competitive Product” means any product containing the API in the Field.

1.12     “Commercially Reasonable Efforts” or “CRE” means, with respect to the efforts to be undertaken by a Party, the level of efforts, expertise, and resources that a similarly situated company operating in the pharmaceutical industry, would ordinarily apply in good faith, consistent with applicable Laws and regulatory requirements, and with due regard to safety, efficacy, and commercial practicability, to achieve the intended objective in a diligent, timely, and efficient manner.

1.13     “Confidential Information” means all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third Person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by Persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

1.14     “Contract” means any mortgage, indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order, or license.

1.15     “Data Protection Laws” means all applicable Laws, including the Health Insurance Portability and Accountability Act, the California Consumer Privacy Act of 2018, and the General Data Protection Regulation 2016/679, and any national other legislation, relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.16     “Derived” or “derived” means acquired, obtained, conceived, reduced to practice, developed, created, synthesized, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or solely or jointly with others, or in whole or in part).

1.17     “FDA” means the Food and Drug Administration of the United States or any successor thereto.

1.18     “Field” means the treatment of infantile hemangioma.

1.19     “GAAP” means United States generally accepted accounting principles.

1.20     “Generic” means, with respect to a Product, a pharmaceutical product sold by a Third Party, not authorized by PFM, (a) sold under a Registration granted by FDA or any other regulatory authority to a Third party (who is not Sublicensee of Licensee or otherwise has been authorized by Licensee to sell such product), (b) which contains the same or equivalent API as contained in such Product (whether or not in the same formulation or a similar formulation as the Product) and is therapeutically equivalent to such Product and (c) is approved in reliance on a prior Registration of the Product granted to by the FDA or any applicable regulatory authority.

1.21     “Governmental Entity” means any government, agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether multinational, national, foreign, domestic, territorial, federal, state, municipal or local, governmental entity, quasi-governmental entity, self-regulatory organization (including any securities exchange) or any judicial or public or private arbitrational body or tribunal, court, commission, board, bureau, agency or instrumentality or any regulatory, administrative or other department, political or other subdivision or branch of any of the foregoing.

1.22     “Hemangeol Trademark” means the product name “Hemangeol,” together with all Trademarks related to “Hemangeol,” in each case owned by, or licensed to (with the right to grant sublicenses), PFM or any of its Affiliates, whether existing as of the Effective Date or derived at any time after the Effective Date (listed on Exhibit B)

1.23     [information redacted]

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

1.24     “Initial Purchased Inventory” means, collectively, the following quantities of finished, released Product owned by PFP as of the Effective Date for use in the Territory: [information redacted]

1.25     “Initial Transition Period” shall have the meaning set forth in section 3.3(a).

1.26     “Law” means any federal, national, territorial, state, municipal or local, foreign, multi-national or domestic statute, act, law (including common law), treaty, ordinance, rule, regulation, order, writ, injunction, directive, judgment, award, code, approval, permit, decree, ruling, or other legally-binding requirement, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or binding interpretation or administration of, any of the foregoing issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of a Governmental Entity.

1.27     “Licensed IP Rights” means the Licensed Patent Rights, the Licensed Know-How Rights, Hemangeol Trademark and all other intellectual property rights related to the Technology owned by, or licensed to (with the right to grant sublicenses), PFM or any of its Affiliates, whether existing as of the Effective Date or derived at any time after the Effective Date.

1.28     “Licensed Know-How Rights” means all trade secret and other know-how rights related to the Technology owned by, or licensed to (with the right to grant sublicenses), PFM or any of its Affiliates, whether existing as of the Effective Date or derived at any time after the Effective Date.

1.29     “Licensed Patent Rights” means, collectively, (a) all patents and patent applications owned by or licensed to (with the right to grant sublicenses), PFM or any of its Affiliates (including provisional patent applications) in any jurisdiction that claim or cover the Technology (whether existing on or any time after the Effective Date), including those listed on Exhibit A, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

1.30     “Net Sales” means the gross sales price of Product invoiced by Eton, its Sublicensees or its or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product), less, in each case determined in accordance with GAAP: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b)freight, postage, insurance, packing costs and duties, paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business; (c) cash, quantity and trade discounts, rebates and other price reductions for Product; (d) sales, use, and other direct Taxes imposed directly on the sales of the Product; (e) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers; (f) costs incurred in connection with patient support services, including to insurance benefit investigations, co-pay assistance, rebates and similar price concessions to patients, in each case to the extent treated as reductions of revenue under GAAP (for the avoidance of doubt, other patient support service costs shall not be deducted in computing Net Sales); and (g) an allowance for uncollectible or bad debts.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

Net Sales will exclude any Product transferred or disposed of as samples or at or below costs of goods therefor for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for non-commercial, compassionate purpose, or any indigent program or promotional or educational purposes.

1.31    “New Drug Application” or “NDA” means a submission to the U.S. Food and Drug Administration under Section 505(b) of the Federal Food, Drug, and Cosmetic Act seeking approval to market a pharmaceutical product in the United States, including any amendments or supplements thereto.

1.32    “Outstanding POs” means PFM’s purchase order issued to its CMO for Product that is intended for sale within the Territory, as listed in Exhibit E to the Agreement.

1.33    “Paragraph IV Action” means any ANDA Litigation initiated in response to a Paragraph IV Notice.

1.34    “Paragraph IV Notice” means any notice delivered under 21 U.S.C.§ 355(j)(2)(B) alleging invalidity, unenforceability, or non-infringement of any Licensed Patent Rights.

1.35    “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.36    “PFM Current Inventory” means, as of the Effective Date, all finished, released inventory of Product for use in the Territory that is owned by PFM.

1.37    “PFP Current Inventory” means, as of the Effective Date, all finished, released inventory of Product for use in the Territory that is owned by PFP.

1.38    “Product” means the proprietary oral solution product containing the API, identified in New Drug Application No. 005939 (Hemangeol®), including the formulation, presentation, concentration (4.28 mg/mL), and all improvements, enhancements, line extensions and modifications thereto.

1.39    “Registration” means any registration, license, permit or governmental approval or clearance from the FDA or other regulatory authority necessary for the purchase, distribution, promotion, marketing or sale of a human pharmaceutical product, including any NDA and any approval thereof.

1.40    “Regulatory Filing” means any New Drug Application or Abbreviated New Drug Application, or any other application, notification or submission made to or with the FDA or other regulatory authority for Registration of a human pharmaceutical product, together with all amendments and supplements to any of the foregoing.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

1.41    “Restricted Period” shall have the meaning set forth in section 2.4.1.

1.42    “Retained Inventory” means the portion of PFP Current Inventory remaining after deduction of the Initial Purchased Inventory that is available for sale by PFP in the ordinary course of business during the PFP Sell-Down Period (as defined in Section 5.3.2 (b)).

1.43    “Royalty Period” means the period commencing on the Effective Date and ending on the date that there is no Valid Claim in the Territory.

1.44    “Sublicensee” means a Third Party to whom Eton has granted a royalty bearing sublicense, immunity or other right under the Licensed Patent Rights to offer to sell, sell or otherwise commercialize Product in the Field in the Territory pursuant to Section 2.2., provided such sublicense has not expired or been terminated. “Sublicense” shall mean an agreement or arrangement granting or assigning such rights as used in this Agreement. “Sublicensee” shall not include Third Party distributors appointed by Licensee or any of its Affiliates to promote, distribute, market, and sell the Product, with or without holding Registration in the Territory, in circumstances where such Third Party purchases Product from Licensee or its Affiliates for resale but does not make any royalty payment to Licensee or its Affiliates with respect to its resale of such Product.

1.45    “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.46    “Tax Return” means any return, report, declaration, form, claim for refund, information return or other document, including any schedules or attachments thereto, filed or required to be filed with any Governmental Entity with respect to Taxes, including any amendments thereof.

1.47    “Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

1.48    “Technology” means (a) Product, (b) all compositions, components and formulations thereof, (c) all uses and methods of manufacture of the foregoing, (d) all other discoveries, inventions (whether or not protectable under patent Laws), designs, developments, works of authorship, data, information, compositions, formulae, procedures, protocols, techniques, results of experimentation and testing and (e) all other scientific, marketing, market access, financial and commercial information or data related to the foregoing, whether existing as of the Effective Date or derived at any time after the Effective Date.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

1.49    “Territory” means the United States of America, together with all of its territories and possessions.

1.50    “Third Party” means any Person other than Eton, PFM or their respective Affiliates.

1.51    “Trademarks” means registered and unregistered trademarks, trade names, designs, logos and markings of any kind.

1.52    “Transition Period” means the period beginning on the Effective Date and ending on April 30, 2026 (or such other date as the Parties mutually agree in writing).

1.53    “Transition Plan” means a transition plan established between PFM, PFP and Licensee in order to transition in a smooth and efficient manner the ongoing activities currently handled by PFM and/or PFP with respect to the Territory. The Transition Plan detailing each Party’s responsibility for each activity and timelines is attached hereto as Exhibit C. In the event of any conflict between the Transition Plan and the terms of this Agreement, the terms of this Agreement shall govern.

1.54    “Valid Claim” means either a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.55    “VDR Materials” means all items made available to Eton at any time before the Effective Date in the virtual data room under the parties in connection with the transactions contemplated by this Agreement.

1.56    [information redacted]

2.	LICENSES

2.1    Grant of Rights. Subject to the terms and conditions of this Agreement, PFM, on behalf of itself and its Affiliates, hereby grants to Eton an exclusive (even as to PFM and its Affiliates) right and license (with the right to grant sublicenses through multiple tiers pursuant to section 2.2) under the Licensed IP Rights (a) to offer for sale, sell, import, or otherwise exploit, commercialize or dispose of Product in the Field in the Territory and (b) to make or have made the Product worldwide for use, offering for sale, sale, importation or other exploitation, commercialization or disposition of the Product in the Field in the Territory.

2.2    Sublicense. Eton may sublicense, in whole or in part, the rights granted to it under this Agreement to its Affiliates or to Third Parties, provided that Eton shall provide PFM with prompt written notice following the grant of any such sublicense. Any Third Party Sublicensee shall have the financial, technical, and operational capability necessary to perform the sublicensed obligations in accordance with this Agreement. All sublicenses shall be subject to the following conditions:

(a)    Each Sublicense shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. No Sublicense shall relieve Eton of any of its obligations, duties, or liabilities under this Agreement, and Eton shall remain fully responsible for the acts and omissions of its sublicensees.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

(b)    Eton shall furnish to PFM a true and complete copy of each Sublicense agreement and any amendment thereto within twenty (20) days after execution, provided that such copies may be redacted solely to remove information not reasonably necessary to assess compliance with this Agreement.

(c)    Any Sublicense granted under this Section shall be granted only in connection with, and shall not exceed the scope of, the license granted to Eton under this Agreement.

2.3    Activities Outside the Respective Territory.

2.3.1    To the extent permitted by applicable Laws, Licensee hereby covenants and agrees that it shall not (and shall ensure its Affiliates, Sublicensees and Distributors shall not), either directly or indirectly, market, promote, distribute, or sell or otherwise engage in the commercialization of the Product into or within countries outside of the Territory. Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, Licensee shall not (and shall ensure its Affiliates, Sublicensees and Third Party distributors shall not) (i) engage in any promotional, advertising, educational, scientific communications, medical affairs, activities relating to the Product directed to customers or other Persons located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries, provided in each case that Licensee (and its Affiliates, Sublicensees and Distributors) shall not be restricted from presenting the Product in international congresses, conferences or meetings organized by a professional society, conducting market research, or interacting with key opinion leaders, outside the Territory, each in connection with the Product.

2.3.2    To the extent permitted by applicable Laws, Licensor hereby covenants and agrees that it shall not (and shall ensure its Affiliates, Sublicensees and Distributors shall not), either directly or indirectly, market, promote, distribute, or sell or otherwise engage in the commercialization of the Product in the Territory. Without limiting the generality of the foregoing, with respect to such countries in the Territory, Licensor shall not (and shall ensure its Affiliates, Sublicensees and third party distributors shall not) (i) engage in any promotional, advertising, educational, scientific communications, medical affairs activities relating to the Product directed to customers or other Persons, located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries, provided in each case that Licensor (and its Affiliates, Sublicensees and Distributors) shall not be restricted from presenting the Product in international congresses, conferences or meetings organized by a professional society, conducting market research, or interacting with key opinion leaders, in the Territory, each in connection with the Product.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

2.4    Non-Competition.

2.4.1    During the period commencing on the Effective Date and ending on the fifth (5th) anniversary thereof (the “Restricted Period”), to the greatest extent permissible under applicable Law, neither PFM nor its Affiliates shall, directly or indirectly, whether by itself or through any other Person, (a) research, develop, manufacture, submit Regulatory Filings for, market, solicit orders for, offer for sale, sell, import, distribute, commercialize or otherwise provide Competitive Product in the Territory any manner; or (b) enter into any agreement to do any of the foregoing or directly or indirectly assist any Third Party or Affiliate in any of the foregoing.

2.4.2    PFM hereby acknowledges that a breach or threatened breach of this Section 2.4 would give rise to irreparable harm to Eton, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by PFM of any such obligations, Eton shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by PFM or any of its Affiliates, of any agreement set forth in this Section 2.4, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.

2.4.3    PFM hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 2.4 are reasonable and are no broader than are necessary to protect the legitimate business interests of Eton, including the ability of Eton to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the business related to the Products, and that such restrictions constitute a material inducement to Eton to enter into this Agreement. In the event that any covenant contained in this Section 2.4 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 2.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

2.5    Retention of Rights. All rights not expressly granted to Eton under this Agreement are expressly reserved by PFM or its Affiliates.

2.6    No Implied Rights. No rights are granted by implication, estoppel, or otherwise, except as expressly set forth herein.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

3.	TRANSITION.

3.1    Initial Transfer. Licensor or its Affiliate PFP will make available to Licensee all reasonably available documentation and data in relation to Licensed IP Rights or the Technology as Licensee may reasonably require or request that exists as of the Effective Date in accordance with the Transition Plan, provided, the documentation and data set forth under the Transition Plan shall be made available by Licensor or its Affiliates to Licensee as soon as reasonably practicable and in any event, within the time set forth in the Transition Plan. Besides the Transition Plan, and subject to Section 3.3, Licensor and/or its Affiliates PFP shall provide reasonable assistance to Licensee to ensure a smooth and effective transfer of the Licensed IP Rights, Regulatory Filings, Registration, supply chain and marketing materials developed by Licensor and/or its Affiliate PFP with respect to the Product, especially:

(a)

Regulatory Documentation. Promptly after the Effective Date (but in no event more than two (2) Business Days thereafter), PFM shall electronically submit through the FDA’s electronic gateway a letter notifying the FDA of the transfer of the Regulatory Filings and/or Registrations of the Product in the Territory, in the form as mutually agreed by the parties prior to the Effective Date, and PFM shall provide a copy of such letter to the Eton. Promptly after PFM has submitted such letter (but in no event more than five (5) Business Days thereafter), Eton shall submit through the FDA’s electronic gateway a letter notifying the FDA of its acceptance of the transfer of such Regulatory Filings and/or Registrations, in the form as mutually agreed by the Parties.

(b)	[information redacted]

Licensor shall provide reasonable assistance, including technology transfer support, regulatory documentation, and introductions to the manufacturer, as required to enable such transition.

(c)	Market Access Contracts

No Assumption of Market Access Contracts by Licensee. Licensee shall not assume, and Licensor shall retain, all obligations, liabilities, and responsibilities under any agreements, arrangements, or programs relating to pricing, rebates, chargebacks, market access, managed care, PBM, GPO, specialty pharmacy, federal or state government pricing or discount programs, or any other commercial or governmental contracting applicable to the Product that were or are in effect prior to the end of the Transition Period, including the [information redacted]. For the avoidance of doubt, nothing in this Agreement shall be construed as a transfer, assignment, novation, or delegation of any Existing Market Access Contract to Licensee, and under no circumstances will Licensee be responsible for any obligations, liabilities, or responsibilities relating to sales of Product under Licensor’s National Drug Code (NDC).

i.	[information redacted]

ii.	[information redacted]

iii.

Cooperation; Information Sharing. To the extent reasonably necessary for Licensor to fulfill its applicable obligations under the [information redacted] and the [information redacted], Licensee shall provide Licensor with reasonable cooperation and access to relevant post-Transition Period sales data and sales forecast for the Product; provided that (a) Licensee shall not be required to provide any information not reasonably necessary for Licensor’s performance of its obligations, and (b) Licensor shall use any such information solely to fulfill its obligations under this Section. Licensee shall be solely responsible for the accuracy and completeness of all data relating to Product utilization or sales occurring on or after the end of the Transition Period.

iv.

No Novation; Continued Legal Liability of Licensor. Upon Licensee’s request, Licensor shall use Commercially Reasonable Efforts to assign to Licensee any Existing Market Access Contract. However, Unless and until Licensee and the GPO/PBM formally agree in writing to substitute Licensee as a contracting party, which will be at Licensee’s sole and absolute discretion, Licensor shall remain the legal counterparty to, and remain legally liable under, such Existing Market Access Contracts. Nothing in this Agreement shall be deemed to effect a novation, release, assignment, or discharge of Licensor’s obligations under any Existing Market Access Contract.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

v.

Wind-Down. Unless otherwise directed by Licensee, Licensor shall within thirty (30) days after the Effective Date sent to the respective counterparties in the [information redacted] and the [information redacted] formal notices of product discontinuation and notices of termination, in such form and substance that is reasonably acceptable to Licensee.

vi.

Assumption of Economic Responsibility by Licensee. Notwithstanding Licensor’s continued legal liability under the Existing Market Access Contracts, subject to the terms of clause (vii) below, Licensee shall be responsible for all rebates, administrative fees, chargebacks, penalties, interest, and other amounts payable under the [information redacted] and the [information redacted] to the extent attributable to the Product sales by or on behalf of Licensee occurring on or after the Transition Period (“Post-Transition Sales”), regardless of whether such amounts are invoiced to, paid by, or enforced against Licensor.

vii.

Payment and Reimbursement Mechanics. If Licensor receives any invoice, demand, or other communication related to Post-Transition Sales, Licensor shall provide Licensee with a copy thereof, together with all reasonably available supporting documentation, within five (5) Business Days after Licensor's receipt. Licensor shall not pay, settle, or otherwise satisfy any amount related to Post-Transition Sales without first providing Licensee with written notice and a reasonable opportunity (not less than ten (10) Business Days) to review and, if applicable, dispute such amount. To the extent any such amounts are invoiced to or paid by Licensor, Licensee shall reimburse Licensor within thirty (30) days following Licensee's receipt of the applicable invoice or demand together with reasonable supporting documentation sufficient to permit Licensee to verify that such amounts are attributable to Post-Transition Sales. Licensee shall have the right, exercisable in good faith, to dispute any amount that Licensee reasonably believes is not attributable to Post-Transition Sales, is duplicative, erroneous, or is otherwise not Licensee's responsibility under this Agreement, and the Parties shall seek to resolve any such dispute in good faith. Pending resolution of any such dispute, Licensee shall pay any undisputed portion of the invoiced amount within the thirty (30)-day period set forth above. Licensee's reimbursement obligation shall apply irrespective of the timing of GPO/PBM true-ups, audits, restatements, or retroactive adjustments. Notwithstanding the foregoing, to the extent any amounts invoiced to or paid by Licensor under the [information redacted] or [information redacted] are increased as a result of Licensor's acts, omissions, errors, or failures (including obligations relating to government price reporting for periods prior to the end of the Transition Period), Licensee shall not be responsible for such increase and shall have the right to offset the amount of such increase against any reimbursement obligation otherwise owing to Licensor under this Section. Licensor shall not amend Zinc Agreement or Caremark Agreement without authorization from Licensee.

viii.

Reporting and Cooperation. Licensee shall provide to Licensor such data, utilization, pricing, and other information used to calculate rebate and fee obligations attributable to the Product on or after the Transition Period.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

Licensee’s obligations under this Section 3.1 shall continue for the full remaining term of the [information redacted] and the [information redacted] or until such agreement expires, is terminated, or is formally replaced by a direct agreement between Licensee and the applicable GPO/PBM, whichever occurs first.

ix.	Payer Notification. Licensor shall promptly notify payers of the out‑licensing in such form and substance as may be reasonably acceptable to Licensee.

x.

Final Reconciliation. Licensor will complete a final reconciliation limited to pre‑effective‑date utilization, claims, and sales occurring prior to the end of the Transition Period within 90 days after the expiration of Transition Period provided that such reconciliation shall not limit subsequent adjustments resulting from audits, restatements, delayed invoicing, or governmental review, which may occur at any time thereafter.

xi.	[information redacted]

3.2.     Subsequent Transfers. Notwithstanding anything to the contrary in this Agreement, subject to Section 3.3, Licensor or its Affiliate PFP shall use Commercially Reasonable Efforts to provide to Licensee, upon Licensee’s request such data and documentation as each may become Controlled by Licensor and/or its Affiliate PFP, and provide reasonable assistance to Licensee which is necessary or reasonably useful for Licensee to commercialize the Product in the Field in the Territory. Licensor or its Affiliate PFP shall not be required to create new data, conduct new analyses, retrieve archived materials, or incur material out-of-pocket costs in connection with such assistance, and Licensee shall reimburse Licensor and/or its Affiliate PFP for any reasonable, documented third-party or extraordinary internal costs incurred at Eton’s request in accordance with Section 3.3.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

3.3    Transition Assistance

(a)    Initial Assistance. For the period commencing on the Effective Date and ending on March 31, 2026 (the “Initial Transition Period”), Licensor or its Affiliates shall, and shall cause its employees and contractors who are dedicated to the Product as of the Effective Date to, continue to perform, at no additional cost to Eton, the same activities and level of support for the Product as such personnel performed immediately prior to the Effective Date and such other activities as set forth in the Transition Plan that Licensee may reasonably request relating to supply chain, regulatory transition, quality, and commercialization matters necessary to ensure a smooth transition of the Product to Licensee.

(b)    Beginning on April 1, 2026, and continuing through the remainder of the six (6) month period following the Effective Date, Licensor and/or its Affiliate PFP shall, upon Licensee’s request, cause its employees, contractors, and other personnel to provide Licensee reasonable additional technical, operational, back-office, financial, or administrative support relating to the Product. Licensee shall pay Licensor or its Affiliates for such services at a rate of [information redacted] per hour, plus Licensor or its Affiliate’s reasonable and documented out-of-pocket expenses. The aggregate number of hours of such services performed under this Section 3.3(b) shall not exceed ten (10) hours per calendar month across all Licensor or its Affiliates personnel, unless otherwise agreed in writing by the parties.

(c)    Licensor shall provide such reasonable cooperation and assistance as Licensee may request to notify Third Parties of the transition of the Product from Licensor to Licensee.

4.	REGULATORY.

4.1    Ownership of Regulatory Filings and Registrations by Licensee Licensor shall transfer to Licensee, and upon completion of the Transition Plan, Licensee shall own all Regulatory Filings and Registrations for Product in the Field in the Territory. Thereafter, as between the Parties, Licensee shall be responsible for and have the exclusive right in the Field in the Territory: (a) to prepare, file, prosecute, submit, hold and maintain all Regulatory Filings and Registrations for the Product in the Territory; (b) to interact and communicate with the FDA and other regulatory authorities in the Territory regarding Regulatory Filings and Registrations of Product; (c) to collect information on the adverse effects of Product and report the same to the FDA and other regulatory authorities in the Territory; and (d) to coordinate and control any Recall (as defined below) of Product in the Territory in accordance with this Agreement and applicable Laws and regulations and reporting relevant information to the FDA and other regulatory authorities. Licensee shall consider in good faith the interests of Licensor in doing so. Licensor shall assist Licensee, upon request, in connection therewith.

4.2    Pharmacovigilance.

4.2.1    The Parties shall implement and maintain all procedures, systems, and practices reasonably necessary to ensure that all pharmacovigilance and safety reporting obligations relating to the Products are timely and fully satisfied, including the reporting of adverse events and other safety-related information required under applicable law.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

4.2.2    The Parties acknowledge and agree that certain rights, obligations, and responsibilities relating to the collection, exchange, and reporting of safety information for the Products are set forth in the Pharmacovigilance Agreement. The Parties shall enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) before May 1, 2026, through their respective pharmacovigilance departments. The Pharmacovigilance Agreement may be amended or replaced from time to time by mutual written agreement of the Parties, and any such amended or replacement agreement shall automatically supersede and replace the prior version.

4.2.3    The Parties acknowledge and agree that certain responsibilities and obligations relating to safety data collection, reporting, and pharmacovigilance shall survive the expiration or termination of this Agreement. Such obligations shall continue with respect to the Licensee for so long as the Licensee remains the owner of the New Drug Application for the Product, and the Licensor continues to commercialize the Product in its respective territories.

4.3    Recall.

4.3.1    Each party promptly shall notify the other party if Product is determined to be the subject of a recall, market withdrawal, or correction (collectively, “Recall”). In the event of a Recall, Licensee shall be responsible for coordinating and managing such Recall. Licensor or its Affiliate PFP shall reasonably cooperate with Eton and take all necessary actions that may be necessary for Licensee to manage the Recall, including providing Eton with any and all data, information and documents requested by Licensee within three (3) days of such request. The parties agree to cooperate in case of a Recall and provide such information as may be necessary to effectuate the Recall and to satisfy any regulatory requests about the Recall.

4.3.2    Licensee shall bear all reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with the Recall incurred by either party or its Affiliates, including all notification letters, postage, phone calls, faxes, courier charges and all shipping expenses (collectively, “Recall Expenses”), except to the extent a Recall is solely attributable to Licensor’s breach of its obligations herein or in the Quality Agreement and to Licensor’s gross negligence, in which case Licensor shall bear all Recall Expenses.

4.4    Compliance. Without limiting the foregoing, Licensor shall assist and promptly provide Licensee with any historic financial data and information related to the foregoing as may be reasonably available and accessible, that Licensee may reasonably require in order to fulfill requirements from any Governmental Entity related to the Product or transaction.

5.	MANUFACTURE AND SUPPLY.

5.1    Licensor shall supply Product to Licensee and Licensee shall purchase from Licensor or its Affiliates solely in respect of Product to be delivered under the Outstanding POs, and any additional quantities of Product ordered by Licensee and expressly accepted in writing by Licensor, in each case on the terms and conditions set forth in EXHIBIT D “Key Supply Terms”.

5.2    Quality Agreement. Within one (1) month as from the Effective Date, the Parties shall enter into a Quality Agreement governing the manufacture and supply of the Product in mutually agreed terms and conditions for the manufacture and supply of the Product that are customary for agreements of this type.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

5.3    Inventory.

5.3.1    PFM Current Inventory. As of Effective Date, PFM shall sell and deliver to Licensee all PFM Current Inventory at the applicable Transfer Price plus Freight Costs, in accordance with this Agreement and Exhibit D (Key Supply Terms), and title to and risk of loss for such PFM Current Inventory shall pass to Licensee upon delivery as specified in Exhibit D.

5.3.2    PFP Current Inventory; Initial Purchased Inventory and Retained Inventory.

(a)    Initial Purchased Inventory. On the Effective Date, PFP shall sell and deliver to Licensee the Initial Purchased Inventory at the applicable PFP Book Value and shall issue an invoice to Licensee accordingly. Such invoice shall be payable within thirty (30) days of receipt. Title to and risk of loss with respect to the Initial Purchased Inventory shall pass to Licensee upon delivery in accordance with Exhibit D. As used in this Agreement, “PFP Book Value” means, with respect to the Product as of the Effective Date, [information redacted].

(b)    Retained Inventory; PFP Sell‑Down Period. During the Transition Period, PFP shall have the right, in its own name and for its own account, to continue to commercialize the Retained Inventory in the Territory under its then‑current label (the “PFP Sell‑Down Period”).

(c)     Purchase of Remaining Retained Inventory. Upon expiry of the PFP Sell-Down Period, PFP shall notify Licensee in writing of the quantities of Retained Inventory then remaining in PFP’s possession or control, and Licensee shall purchase, and PFP shall sell and deliver to Licensee, all such remaining Retained Inventory at the applicable PFP Book Value. Title to and risk of loss for such Retained Inventory shall pass to Licensee upon delivery in accordance with Exhibit D.

6.	COMMERCIALIZATION.

6.1    PFP Sell Down Period. Notwithstanding Section 2.3.2, during the Transition Period, PFP shall have the right to commercialize the Retained Inventory in accordance with Section 5.3.2(b). Such right is expressly conditioned upon Licensor not selling Product in any calendar month in quantities exceeding [information redacted]. In the event Licensor wishes to exceed this quantity in any calendar month, the parties shall discuss such increase in good faith, and any such increase shall be subject to the prior written agreement of Licensee. Licensor shall provide Licensee with written monthly reports of sell-down quantities within fifteen (15) days after the end of each calendar month during the Transition Period. Except as expressly set forth in this Section 6.1, all rights to commercialize the Product in the Field in the Territory are reserved to Licensee as of the Effective Date.

6.2    Licensee shall, itself or through its Affiliates or Sublicensees, be responsible for the commercialization of the Product in the Field in the Territory at its expense in accordance with this Agreement and with all applicable Laws, as provided herein and shall use its Commercially Reasonable Efforts to commercialize to perform its obligations and to carry out its responsibilities under this Agreement with respect to the commercialization of the Product in the Field in the Territory if and when Registration of the Product is obtained on behalf of Licensee.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

6.3    Subject to Section 6.1, Licensee shall have the right to determine the Trademarks used in connection with the promotion, marketing, and sale of Product in the Territory, and Licensee shall own all such Trademarks.

6.4    Licensee shall, at its own expense, have the right to create, develop, produce or otherwise obtain, and utilize promotional materials to support the commercialization of the Product in the Field in the Territory, it being specified that Licensor and/or its Affiliate PFP shall provide existing promotional materials to Licensee, which Licensee, its Affiliates and Sublicensees may adapt, in Licensee’s reasonable discretion and subject to any Third Party copyright, for use with respect to the Product in the Territory.

6.5    Joint Commercial Committee. The Parties hereby establish a joint commercial committee (the “JCC”) to coordinate the commercialization (including medical activities) of the Product in the Territory. The JCC shall consist of one (1) representative appointed by Licensor and one (1) representative appointed by Licensee. Additional representatives or consultants may attend JCC meetings upon mutual agreement of the Parties. Each Party shall bear its own costs and expenses associated with participation in the JCC. The JCC shall be chaired by Licensee’s representative. The JCC shall meet as mutually agreed by the Parties, but no less frequently than once (1) per calendar year, and may meet in person or by teleconference, videoconference or similar means. The JCC shall automatically cease to exist, and no further meetings shall be required, upon the Term or earlier termination of this Agreement.

6.6    Licensor Assistance. At Licensee’s reasonable request, Licensor or its Affiliate PFP shall provide such documents and instruments and take such other actions to facilitate Licensee’s commercialization of Product hereunder in the Field in the Territory in accordance with the Transition Plan.

7.	FINANCIAL TERMS.

7.1    Upfront Payment. Within three (3) days after the Effective Date, Licensee shall pay to Licensor an upfront fee of fourteen million dollars ($14,000,000) in partial consideration for the licenses granted hereunder. Payment made in accordance with this Section 7.1 shall be non-refundable, non-creditable and non-cancellable.

7.2     Royalties.

7.2.1    Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor a royalty of eight percent (8%) of Net Sales in the Territory during the Royalty Period by Licensee, [information redacted].

7.2.2    In the event that Product is sold by Licensee, its Sublicensees or its or their respective Affiliates in combination with one or more products which is itself not Product, then Net Sales of such combination shall be adjusted by multiplying the Net Sales of such combination by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Licensee.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

7.2.3    If Licensee, its Sublicensees or its or their respective Affiliates is required to pay royalties to any Third Party in order to make, have made, use, sell, offer to sell or import Product, then Licensee shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the royalties owing to Licensor under this Section 7.2.

7.2.4    If, during the Royalty Period, a Third-Party launches a Competitive Product in the Territory, the royalty rate payable on Net Sales of the Product shall be automatically reduced by fifty percent (50%), effective as of the date of such launch and continuing for the remainder of the Royalty Term.

7.2.5    Notwithstanding the foregoing, for each Calendar Year during the Term, Licensee shall pay to Licensor a minimum royalty (the “Royalty Floor”) equal to fifty percent (50%) of the royalties that would otherwise be payable by Licensee for such Calendar Year pursuant to this Section 7.2, based on Net Sales in the Territory. If the royalties calculated under this Section 7.2 for any such Calendar Year are less than the Royalty Floor, Licensee shall pay the difference so that the total royalties paid for such Calendar Year equal the Royalty Floor.

7.3    Reports and Payments. Within forty-five (45) days after the end of each calendar quarter during the Royalty Period, Licensee shall deliver to Licensor a report(each, a “Royalty Report”) setting out all details necessary to calculate the payments due under this Section 7.2 for such calendar quarter, including: (i) the gross sales of the Product (as defined in Section 1.29); (ii) all relevant deductions taken in accordance with Sections 1.30 (a) through (g); (iii) the resulting calculation of Net Sales; and (iv) the calculation of the payments due under this Agreement for Net Sales in such calendar quarter, [information redacted] and the application of the Royalty Floor. Licensee shall remit the total payments due during such calendar quarter at the time such report is made. Payment in whole or in part may be made in advance of such due date. Each Royalty Report shall be sufficiently detailed to permit Licensor to verify the accuracy of the calculations set forth therein.

 7.4    Taxes.

7.4.1    Withholding Taxes. If applicable Laws require withholding by Licensee of any taxes imposed upon Licensor on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by Licensee as required by applicable Laws from such payment and shall be paid by Licensee to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to Licensor as evidence of such payment. The Parties shall exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty and shall cooperate in filing any forms required for such reduction.

7.4.2    Sales Taxes. Any sales taxes (including any consumption tax or value added tax), use tax, transfer taxes, duties or similar governmental charges required to be paid in connection with any payments by Licensee to Licensor hereunder shall be the sole responsibility of Licensee. In the event that Licensor is required to pay any such amounts, Licensee shall promptly remit payment to Licensor of such amounts. In the event that Licensee is required to pay any such amounts, Licensor shall promptly remit payment to Licensee of such amounts.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

7.5    Records. Licensee shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Licensor pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain.

7.6    Audits.

7.6.1    Upon the written request of a party (the “Auditing Party”) and not more than once in each Calendar Year, the other party shall permit an independent certified public accounting firm of nationally recognized standing selected by the Auditing Party and reasonably acceptable to the other party, at the Auditing Party’s expense, to have access during normal business hours to such of the financial records of the other party as may be reasonably necessary to verify the accuracy of any invoices, reports, or other records of any amounts owed hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which the Auditing Party has already conducted an audit under this Section).

7.6.2    If such accounting firm concludes that additional amounts were owed during the audited period, the other party shall pay such additional amounts within seventy-five (75) days after the date the Auditing Party delivers to the other party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided, however, to the extent the auditor determines an underpayment discrepancy greater than five percent (5%), then the other party shall pay the reasonable fees and expenses charged by such accounting firm.

7.6.3    The Auditing Party shall cause its accounting firm to retain all financial information subject to review under this Section 7.6 in strict confidence; provided, however, that the other party shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate and reasonable non-disclosure agreement with the other party regarding such financial information. The accounting firm shall disclose to the Auditing Party only whether the amounts are correct or not and the amount of any discrepancy. No other information shall be shared. The Auditing Party shall treat all such financial information as the other party’s Confidential Information and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 7.6.

8.	POST-EFFECTIVE DATE COVENANTS.

8.1    Preservation of Records. Licensor or its Affiliate PFP shall preserve and keep the records held by it relating to Product for a period of seven (7) years following the Effective Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to Licensee as may be reasonably required in connection with any insurance claims by or against, actions by or against, Tax audits against, governmental investigations of, or compliance with applicable Laws by, Licensee, in each case, at Licensee’s sole cost and expense.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

9.	REPRESENTATIONS AND WARRANTIES.

9.1    By Each Party. Each party represents and warrants to the other party as follows, at the Effective Date:

9.1.1    Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

9.1.2    Such party (a) has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

9.1.3    This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

9.1.4    All necessary consents, approvals and authorizations of all Governmental Entities and other Persons required to be obtained by such party in connection with the execution and delivery of this Agreement have been obtained.

9.1.5    The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable Laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

9.1.6    Neither party, its Affiliates, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior Law or regulation.

9.1.7    Each Party is in compliance with all, and is not in violation of any, Law, ordinance, order, decree, rule or regulation of any Governmental Entity, the violation of or noncompliance with which could have a material adverse effect on the Product. No unresolved (a) charges of violations of Laws or regulations relating to each Party’s business have been made or threatened; (b) proceedings or investigations relating to each Party’s business are pending or have been threatened; and (c) citations or notices of deficiency have been issued or have been threatened, against each Party relating to or arising out of its business by any Governmental Entities that could have an effect on Product.

9.2    By Licensee. Licensee represents and warrants, throughout the Term, that it has and will maintain all required licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, consents, approvals, qualifications or other similar authorizations and that it has complied and will comply with all directives issued by the applicable Governmental Entities, including all Registrations, that are required to commercialize the Product in the Territory.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

9.3    By Licensor. Licensor represents, warrants and covenants to Licensee as follows, at the Effective Date:

9.3.1    Licensor has all required licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, er-registrations, applications, consents approvals, qualifications or other similar authorizations and has complied with all directives issued by applicable Governmental Entities, including all Registrations, to commercialize Product in the Territory

9.3.2    Licensor and/or its Affiliates Controls the Licensed IP Rights, and Licensor has the full right and authority to grant the rights and licenses as provided herein on its behalf or on behalf of its Affiliates.

9.3.3    The execution and delivery by Licensor of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with (a) any provision of the certificate of incorporation or bylaws of Licensor, each as amended to date; (b) contracts to which Licensor or any of its properties or assets (including intangible assets) is subject; or (c) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Licensor or any of its properties or assets (tangible and intangible). It is not necessary for Licensor to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Licensor to enter into or perform its obligations under this Agreement or consummate the transactions contemplated hereby.

9.3.4    Schedule 9.3.4 sets forth a true, complete and accurate list of the inventory of Product therefor in the possession or control of PFP existing as of the Effective Date for use in the Territory.

9.3.5    Licensor and/or its Affiliate PFP has not introduced or sold Product in the Territory in a manner inconsistent with the actual demand of the market for Product (i.e., “channel stuffing” or “trade loading”).

9.3.6    Licensor has provided Licensee with a true and correct copy of each In-License (together with all amendments, addenda, modifications and restatements thereof) existing as of the Effective Date. The In-Licenses are in full force and effect in accordance with their terms. No consent is necessary from a Third-Party licensor under an In-License for Licensor to grant the rights and licenses purported to be granted in this Agreement. Other than the In-License, there is no agreement between Licensor or any of its Affiliates and any Third Party pursuant to which Licensor or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any patents or other intellectual property rights of such Third Party necessary or useful for the development, manufacture, commercialization, or supply of the Product in the Territory.

9.3.7    There exist no breaches, defaults or events on the part of Licensor or, to Licensor’s knowledge, on the part of the Third-Party licensor, which would give rise to a breach, default or other right to terminate or modify any In-License.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

9.3.8    Licensor has not transferred or granted, any other Person any license or other interest in the In-Licenses that is inconsistent with the rights and licenses granted to Licensee herein.

9.3.9    No information or materials provided by or on behalf of Licensor to Licensee including in the data room, when taken together as a whole, contain any untrue or misleading statement of a material fact or, to Licensor’s knowledge, omit to state a material fact, in each case, that could have a material adverse impact on the Registrations, manufacturing and/or commercialization, in each case, for the Product in the Territory.

9.3.10    All Licensed Patent Rights, all Internet Domain Names, and all Hemangeol Trademark are listed on Schedule 9.3.10.

9.3.11    All Licensed IP Rights are currently in compliance with applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and to Licensor’s knowledge, are not subject to any unpaid maintenance fees or Taxes or actions falling due within ninety (90) days after the Effective Date.

9.3.12    All of the Licensed Patent Rights and the Hemangeol Marks are valid, and enforceable. To the knowledge of Licensor, there are no facts that could give rise to any claim challenging the foregoing.

9.3.13    No Third Party has challenged or has threatened to challenge Licensor’s ownership or license rights in, to or under the Product or the Technology, or the validity, enforceability, or claim construction of any of Licensed Patent Rights, nor, to the knowledge of Licensor, are there any facts which could give rise to any such challenge except as set forth on Schedule 9.3.13.

9.3.14    To the best of Licensor’s knowledge, neither Product nor any use thereof infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party.

9.3.15    [information redacted]

9.3.16    Except for the ANDA Litigations listed on Schedule 9.3.15, there are no other ANDA Litigations pending or, to Licensor’s knowledge, threatened, and Licensor has not received any Paragraph IV Notice or other written communication that would reasonably be expected to give rise to a Paragraph IV Action or other ANDA Litigation.

9.3.17    [information redacted]

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

9.3.18    To Licensor’s knowledge, there is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Licensor or its Affiliate PFP), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Licensor’s knowledge, threatened, against Licensor, which (a) could reasonably be expected to adversely affect Licensor’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (b) involves the possibility of any judgment or liability, or which may become a claim, against the Product, Licensee or its business.

9.3.19    Licensor and/or its Affiliate PFP have complied with all directives issued by applicable Governmental Entities, including all Registrations, to commercialize Product in the Territory. The Registrations for the Product are valid and in full force and effect, and none of the Registrations will be terminated as a result of the transactions contemplated by this Agreement. Licensor and/or its Affiliate PFP is in compliance with all requirements, conditions, and upkeep for all Registrations. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, adverse modification, suspension, revocation, or cancellation of, with or without notice or lapse of time or both, any Registration, including any fee requirements.

9.3.20    As of the Effective Date, Licensor and/or its Affiliate PFP has not received any written communication from any Governmental Entity threatening to withdraw, materially adversely modify or suspend any Registration. All Regulatory Filings used in connection with any and all requests for a Registration, when submitted to the FDA or any other Governmental Entity, were true, correct, and complete as of the date of submission, and any updates, changes, corrections or modification with respect to such Registrations or Regulatory Filings, required under applicable Laws have been submitted to the FDA or other relevant Governmental Entity.

9.3.21    The Products are not and have not been adulterated or misbranded as defined by the Federal Food, Drug, and Cosmetic Act (“FDCA”) of the United States and its implementing regulations, and complies and has complied with all Registrations, as well as applicable Law and policies and guidance documents (e.g., Guidance to Industry) issued by the FDA and any other Governmental Entity with respect to labeling, processing, storing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Products.

9.3.22    There have been no recalls, field corrections, market withdrawals, or suspensions conducted by or on behalf of Licensor concerning Product, whether voluntary or otherwise. There are no pending Actions seeking a recall, field correction, market withdrawal, or suspension of a Product or otherwise relating to the alleged lack of safety, efficacy, or regulatory compliance of a Product. There is not, and has not been, any notice of any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, Action, penalty, untitled letter, warning letter, seizure, import alert, injunction or other compliance or enforcement action from or by any Governmental Entity relating to a Product or any Product facility that is subject to the FDA’s registration requirements under 21 C.F.R. Part 207, and that is owned (whether fully or partially), operated, or leased by Licensor. Licensor has provided true, correct and complete copies of all applications, approvals, written notices of inspectional observations, establishment inspection reports, and any other material correspondence received from any Governmental Entity, including the FDA, with respect to a Product, including any correspondence that imposes any obligation on Licensor with respect to post-marketing clinical studies for a Product or that allege, indicate, imply, or suggest lack of compliance with a Permit or regulatory requirement of the FDA or any other Governmental Entity.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

9.3.23    Licensor and/or its Affiliate PFP has not received any claim, complaint, or communication, whether written or oral (a) alleging that a Product failed to meet its specifications set forth in applicable Registration, or (b) alleging that a Product received by such Person was of poor or substandard quality or incomplete upon receipt.

9.3.24    Licensor has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement.

9.3.25    [information redacted]

 9.4    Certain rights and obligations of Licensor and/its Affiliate PFP

9.4.1    Licensor promptly shall provide Licensee with copies of all material notices and other deliveries received under the In-Licenses in relation with or that could affect the Territory. Licensor shall not (and shall take no action or make no omission to) modify or waive any substantive provision of any In-License that could adversely affect Licensee’s rights under this Agreement or to terminate or have terminated any In-License. Notwithstanding the preceding sentence, Licensor shall have the right to do any of the foregoing with Licensee’s prior consent in writing to the same, which consent may be withheld in Licensee’s sole discretion.

9.4.2    Licensor shall timely pay in full all amounts required to be paid by Licensor and timely perform in full all obligations required to be performed by Licensor, under all In-Licenses.

9.4.3    If any In-License is terminated for any reason, Licensor shall use Commercially Reasonable Efforts to cause to be granted a direct license under the Licensed IP Rights to Licensee containing terms and conditions no less favorable to Licensee than the payment terms of such In-License.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

9.4.4    Licensor shall not transfer or grant, to any other Person any license or other interest in the In-Licenses that is inconsistent with the rights and licenses granted to Licensee herein.

9.4.5    Neither Licensor nor any of its Affiliates shall transfer, convey or assign any of the Licensed IP Rights to any Person with respect to the Territory unless such Person agrees in writing to the applicable terms and conditions of this Agreement, and Licensor shall promptly notify Licensee in writing of any transfer, conveyance or assignment of any of the Licensed IP Rights.

9.4.6    All Product supplied by Licensor shall be manufactured, stored and supplied in accordance with, and otherwise perform its obligations hereunder in accordance with, all applicable Laws (including cGMP and all applicable FDA or other regulatory authority requirements), the Quality Agreement, this Agreement (in particular Exhibit D “Key Supply Terms”) and generally accepted professional standards. All Product supplied by Licensor shall meet all Specifications. Upon delivery of Product, the Product shall be in conformity with applicable Law and the Quality Agreement, and shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence. Title to all Products delivered hereunder shall pass to Licensee concurrently with risk of loss, free and clear of all liens, encumbrances and other adverse claims.

9.5    DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TECHNOLOGY, THE PRODUCT OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS OTHERWISE SET FORTH HEREIN, THE PRODUCT, THE LICENSED IP RIGHTS, THE REGULATORY FILINGS, THE REGISTRATIONS, THE TECHNOLOGY, THE VDR MATERIALS, AND ALL OTHER INFORMATION, DATA, MATERIALS AND DOCUMENTATION PROVIDED OR MADE AVAILABLE BY LICENSOR OR ANY OF ITS AFFILIATES TO LICENSEE PURSUANT TO THIS AGREEMENT ARE PROVIDED “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” AND LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTIES OF ACCURACY, COMPLETENESS OR USEFULNESS OF ANY SUCH INFORMATION, DATA, MATERIALS OR DOCUMENTATION.

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10.	INDEMNIFICATION AND INSURANCE.

10.1    Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Licensee Indemnitees”) from any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from any Action by a Third Party (each, a “Claim”), to the extent arising out of or caused by: (a) the gross negligence or willful misconduct of Licensor, its Affiliates or its or their respective agents; (b) any breach of any representation, warranty or covenant of this Agreement or the Quality Agreement by Licensor; (c) Licensor’s failure to fully comply with all applicable Laws; (d) the development, manufacture, marketing, promotion, distribution, use, or sale of the Product by or on behalf of Licensor, whether before or after the Effective Date, or any liability or obligation whatsoever of Licensor, including any Paragraph IV Action or ANDA Litigation or related to any Government Pricing Obligations; or (e) the actual or alleged infringement, misappropriation or other violation of any intellectual property rights of a Third Party by the manufacture of Product hereunder or the use of Licensor’s Trademarks hereunder.

10.2    Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless PF, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Licensor Indemnitees”) from any and all Losses arising from any Claim, to the extent arising out of or caused by (a) the gross negligence or willful misconduct of Licensee, its Affiliates or its or their respective agents; (b) any breach of any representation, warranty or covenant of this Agreement or the Quality Agreement by Licensee; (c) Licensee’s failure to fully comply with all applicable Laws; (d) the manufacture, marketing, promotion, distribution, use, or sale of the Product by or on behalf of Licensee after the Transition Period; or (e) the actual or alleged infringement, misappropriation or other violation of any intellectual property rights of a Third Party by the use of the Licensee Trademarks in accordance with the terms of this Agreement.

10.3    Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a Claim; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 10 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the Claim with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle or otherwise consent to an adverse judgment in any such Claim that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

10.4    Disclaimer of Liability. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, OR EMPLOYEES, BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE.

NOTWITHSTANDING THE FOREGOING, THIS SECTION 10.4 SHALL NOT APPLY TO (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, (B) A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD-PARTY CLAIMS UNDER SECTIONS 10.1 AND 10.2, (C) LICENSOR’S BREACH OF SECTION 2.4, OR (D) DAMAGES ARISING FROM A PARTY’S WILLFUL MISCONDUCT OR FRAUD.

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10.5    Insurance. Each party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement in such amount as such party customarily maintains with respect to similar activities, but not less than such amount as is reasonable and customary in the industry. Each party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such party customarily maintains insurance for itself covering similar activities.

11.	CONFIDENTIALITY.

11.1    Confidentiality. During the Term and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s (sub)licensees, suppliers, contract manufacturers, directors, officers, employees and consultants, (“Representatives”) to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any Person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such Person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

11.2    Permitted Disclosures. The confidentiality obligations contained in this Section 11 shall not apply to the extent that a party is required (a) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable Law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a Governmental Entity or a court of competent jurisdiction or legal process, including Taxing Authorities, or (b) to disclose information to any Governmental Entity for purposes of obtaining approval to test or market a product.

11.3    Ownership of Confidential Information. All Confidential Information which either Party or any of its Representatives shall obtain or to which either Party or any such Representative shall be given access pursuant to or in connection with this Agreement, shall be and remain the sole property of the disclosing Party, and the receiving Party shall have no rights or interests (except as expressly provided herein) to or in such Confidential Information.

11.4    Return or Destruction of Confidential Information. Immediately upon the expiration or earlier termination of this Agreement, the receiving Party shall, at the other Party’s option, return to the disclosing Party, or provide a certificate of one of its Executive Officers as to the destruction of all Confidential Information (including all copies thereof) then in the possession of the receiving Party or any of its Representatives. Each Party may retain one (1) archival copy of such Confidential Information, which Confidential Information shall be subject to the confidentiality obligations set forth in this section 11.

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

PFM #2026-00074

11.5    Data Protection. Each Party shall comply with their respective obligations under applicable Data Protection Laws. Where one Party discloses personal data to the respective other Party, the disclosing Party is responsible to ensure meeting all conditions that are legally required to allow this disclosure for purposes of this Agreement (including medical and diagnostic research and development purposes). If such disclosure may include transfer of personal data from the European Economic Area (EEA) to a non-adequate country as defined by the General Data Protection Regulation 2016/679 (GDPR) such a transfer will require the prior conclusion of a specific agreement between the Parties, which they expressly accept, providing for the implementation of the most appropriate transfer mechanism in order to comply with the provisions of the GDPR related to export of personal data outside EEA. Additionally, this disclosure may include, e.g., ensuring that respective Data Subjects have given and not withdrawn their consents, or anonymizing or de-identifying the human personal data prior to disclosure.

12.	INTELLECTUAL PROPERTY.

12.1    Licensed Patents. Licensee acknowledges that the Licensed Patent Rights are licensed to Licensor under an In-License pursuant to which the applicable Third-Party licensor retains primary responsibility and control over the filing, prosecution and maintenance of the Licensed Patents Rights and that Licensor does not control such activities except to the limited extent expressly provided under the In-License.

12.2    Enforcement and Defense.

12.2.1    Each shall promptly notify the other party of any substantial and continuing infringement known to such party of any Licensed IP Rights and shall provide the other party with the available evidence, if any, of such infringement.

12.2.2    Licensor shall have the sole right, at its expense, to enforce the Licensed IP Rights. Licensor shall consider in good faith the interests of Licensee in so doing. Licensee shall assist Licensor, upon request and at Licensor’s sole expense, in connection therewith.

12.2.3    With respect to any Action to enforce the Licensed IP Rights to abate any infringement thereof, all monies recovered upon the final judgment or settlement of any such Action shall be applied as follows: (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Licensee and Licensor; and (b) second, to the party prosecuting such Action.

12.3    Right of Licensee. Notwithstanding Sections 12.1 and 12.2, in the event that (i) Licensor and the applicable third-party licensor under the In-License fail to take commercially reasonable steps to maintain, prosecute, or defend any Licensed Patent or to enforce the applicable Licensed IP Rights against a substantial and continuing infringement, and (ii) such failure is reasonably expected to have a material adverse effect on Licensee’s rights or the exploitation of the Licensed IP Rights, then, subject to the terms of the applicable In-License and upon not less than thirty (30) days’ prior written notice to Licensor, Licensee shall have the right, but not the obligation, to step in solely to the extent necessary to maintain, prosecute, defend, or enforce such Licensed Patent Right or Licensed IP Rights, at Licensee’s own expense. Any such action by Licensee shall be conducted in a manner reasonably consistent with Licensor’s and the third-party licensor’s legitimate interests, and subject to compliance with the applicable In-License. Licensor shall reasonably cooperate with Licensee in connection with any such step-in action, at Licensee’s expense.

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12.4    [information redacted]

12.4.1    [information redacted]

12.4.2    [information redacted]

12.4.3    [information redacted]

12.4.4    [information redacted]

12.4.5    [information redacted]

12.5    [information redacted]

13.	TERM AND TERMINATION.

13.1    Term. The Agreement commences on the Effective Date and continues until the end of the Royalty Period, unless earlier terminated under Section 13.2 (the “Term”).

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13.2    Termination.

13.2.1    Termination for Material Breach. Either Party shall have the right to terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its material obligations hereunder, and such default has continued for ninety (90) calendar days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such ninety (90) calendar day period unless the breaching Party has cured any such breach or default prior to the expiration of the ninety (90) calendar day period.

13.2.2    Termination for Bankruptcy. To the extent permitted by applicable Law, either Party may terminate this Agreement upon written notice to the other Party if such other Party: (a) is adjudicated insolvent or bankrupt by a court of competent jurisdiction; (b) files, or has filed against it, a voluntary or involuntary petition under any bankruptcy, insolvency, or similar Law, which petition is not dismissed within ninety (90) days after such filing; (c) makes an assignment for the benefit of creditors or seeks protection under any composition or similar proceeding; or (d) has a receiver, trustee, or similar custodian appointed for substantially all of its assets, or has substantially all of its assets seized, levied upon, or attached, and such appointment, seizure, levy, or attachment is not vacated or released within ninety (90) days thereafter.

13.3    Effect of Termination or Expiration.

13.3.1    Termination or expiration of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such termination or expiration. Without limiting the foregoing and upon any termination or expiration of this Agreement, (a) Sections 4.2 “Pharmacovigilance”, 7 “Financial Terms” (solely for Net Sales occurring during the Royalty Period), Sections 9.5 “Disclaimer of Warranties”, 10 “Indemnification and Insurance”, 11 “Confidentiality”, 13.3 “Effect of Termination or Expiration” and 14 “Miscellaneous” shall survive and (b) Licensee shall have the right to sell off any existing inventory of Product on the terms of this Agreement.

13.3.2    Upon expiration of this Agreement or termination by Licensee pursuant to Sections 13.2.1 or 13.2.2:

(a)    Licensee shall retain sole ownership of NDA for the Product;

(b)    all rights and licenses upon the Licensed IP Rights granted to Licensee hereunder will become fully paid-up, royalty-free, irrevocable, and perpetual.

(c)    Sections 2 (‘Licenses’)., 4.2 (“Pharmacovigilance”), 4.3 (“Recall”), and 8.1 (“Preservation of Records”) and section 12.5 “Hemangeol Trademark”, will additionally survive.

14.	MISCELLANEOUS.

14.1    Relationship of Parties. The relationship between the Parties, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

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14.2    Governing Law and Resolution of Disputes.

14.2.1    Escalation; Good Faith Negotiations . The Parties recognize that a dispute arising out of or in connection with this Agreement (a “Dispute”) may from time to time arise during the Term of this Agreement. Any such Dispute that cannot be resolved by the Parties through good faith negotiations shall be referred, by written notice from either Party to the other, to the senior executives of the Parties (or their respective designees) for resolution. The senior executives (or their respective designees) shall negotiate in good faith to resolve such Dispute promptly following receipt of such written notice. If the senior executives (or their respective designees) are unable to resolve the Dispute within forty-five (45) days after receipt of such written notice, or if either Party determines in good faith that the Dispute is not likely to be resolved through such negotiations, then the provisions of Section 14.2.2 shall apply. If the Parties resolve any Dispute pursuant to this Section 14.2.1, a memorandum setting forth the agreed resolution shall be prepared and, upon request of either Party, executed by both Parties.

14.2.2    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

14.2.3    Any and all disputes or claims arising from or out of this Agreement shall be litigated exclusively before a court of the State of New York. Each party hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

14.3    Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 14.3 shall be void.

14.4    Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

14.5    Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, equity or otherwise.

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14.6    Severability. If any clause or provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid, or unenforceable under present or future Laws effective during the term of this Agreement, then and in that event, the remainder of this Agreement shall not be affected thereby, and in lieu of each such clause or provision, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

14.7    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Licensor:	Pierre Fabre Médicament. Les Cauquillous 81500 Lavaur, France Attention: President

If to PFP:	Pierre Fabre Pharmaceuticals Suite 701B, 500 Plaza Drive, Secaucus, NJ 07094 Attention : Chief Executive Officer

If to Licensee:	Eton Pharmaceuticals, Inc. 21925 Field Pkwy, Suite 235 Deer Park, Illinois 60010 Attention: Chief Executive Officer

14.8    Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

14.9    Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing specifically referring to this Agreement signed by both Licensee and Licensor.

14.10    Headings and Construction. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only and shall be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein,’ ‘hereby,’ ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (a) to Articles and Sections mean the Articles and Sections of this Agreement, as amended, supplemented and modified from time to time; (b) to an agreement, instrument or other document means such agreement; (c) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (d) to a statute or a regulation mean such statute or regulation as amended from time to time.

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14.11    Drug Supply Chain Security Act.

14.11.1    Capitalized terms used in this Section 14.11 and not otherwise defined in this Agreement shall have the meanings set forth in the Drug Supply Chain Security Act of 2013, 21 U.S.C. Section 360eee, et seq., and the rules, regulations and guidance thereunder, all as amended from time to time (collectively, the “DSCSA”).

14.11.2    Each party shall comply with all provisions of the DSCSA applicable to such party. Upon any amendment of the DSCSA or the issuance of rules, regulation or guidance thereunder, the parties shall reasonably cooperate with each other to amend this Agreement, as necessary, in order to permit each party to comply with its obligations pursuant to the DSCSA.

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IN WITNESS WHEREOF, each party has caused its duly authorized representative to execute this Agreement as of the Effective Date.

PIERRE FABRE MEDICAMENT.
By:
Name:	Marie Andrée GAMACHE
Title:	President
27-févr.-2026 | 09:33:06 CET

PIERRE FABRE PHARMACEUTICALS.

By:
Name:	Herrera Adriana
Title:	CEO
27-Feb-2026 | 14:44:49 CET

ETON PHARMACEUTICALS, INC.
By:
Name:	Sean Brynjelsen
Title:	CEO
27-Feb-2026 | 14:53:49 CET

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

EXHIBIT A [information redacted]

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

EXHIBIT B [information redacted]

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

EXHIBIT C [information redacted]

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EXHIBIT D – [information redacted]

Docusign Envelope ID: 855DD667-C5DE-4441-8AAF-142393CE74B1

EXHIBIT E – [information redacted]